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                                                                   EXHIBIT 10.46

                                                                  EXECUTION COPY

                          VALOR TELECOMMUNICATIONS, LLC
                          201 E. JOHN CARPENTER FREEWAY
                                    SUITE 200
                                IRVING, TX 75062

                                  April 9, 2004

John J. Mueller
Chief Executive Officer
201 E. John Carpenter Freeway
Suite 200
Irving, TX 75062

Dear Jack:

      Reference is made to the Employment Agreement, dated as of April 9, 2004
(the "Employment Agreement"), between you ("you" or the "Employee") and Valor
Telecommunications, LLC, a Delaware limited liability company (the "Company").
As used herein "consummation" shall mean the closing of the sale of the IDS
Unites (as defined below) to underwriters participating in the IPO (as defined below) pursuant to an underwriting agreement.

      Upon the consummation of the initial public offering (the "IPO") of income deposit securities ("IDS Units") by a newly formed direct or indirect parent of the Company ("Newco"), the Company agrees to pay Employee a one-time cash bonus equal to $1 million (the "IPO Bonus"). In addition:

      (a) all of your unvested common and preferred equity interests in Valor
      Management Holding Company, LLC ("Valor Management") and any unvested options that you hold at Valor Telecommunications Southwest, LLC shall vest immediately prior to consummation the IPO and all of your equity interests shall be exchanged at the time of the consummation of the IPO for IDS Units, at the IPO IDS valuation;

      (b) certain existing investors of the Company (the "Existing Investors") will transfer to you at the time of consummation of the IPO, IDS Units with a value of $1.5 million. In addition, the Existing Investors will deposit at the time of consummation of the IPO registered 'restricted' IDS
      Units ("Restricted IDS Units") with a value of $5.5 million in an escrow account (the "IDS Escrow Account" and the date of such deposit, the "Grant
      Date") for your benefit. Such Restricted IDS Units shall be subject to vesting and Restricted IDS Units that represent $1.5 million of the initial deposit into the IDS Escrow Account shall vest on the six-month anniversary of the Grant Date, $0.5 million on the first anniversary of the Grant Date, $1.5 million on the eighteen-month anniversary of the Grant Date and $2.0 million on the thirty-month anniversary of the Grant
      Date so long as the Employee remains continuously employed by Newco from the Grant Date until the applicable vesting date. Additional terms applicable to the Restricted IDS Units are set forth in Exhibit A attached hereto;

      (c) the Company confirms that your 2004 annual performance target for achieving 100% of your target bonus is the Company's budgeted 2004 EBITDA as reflected in the
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      Company's approved 2004 operating budget. In addition, the Company confirms that the IPO Bonus, payments made by the Company to its former
      Chief Executive Officer in connection with his resignation and the IPO and any other bonuses paid by the Company or its subsidiaries to its employees in connection with the IPO shall be disregarded in determining the achievement of performance targets in relation to your fiscal year 2004 bonus; and

      (e) you will be eligible to participate in Newco's newly-created long term incentive plan (the "LTIP") upon consummation of the offering. The Company is currently working with Watson Wyatt to design the LTIP and your participation in the LTIP pool will be structured to ensure a specified minimum annual cash payment out of the LTIP pool of at least $500,000 subject to satisfaction of achievable over-performance targets and other customary conditions.

      Upon receipt by the Employee of the IPO Bonus and the grant to Employee of the Restricted IDS Units upon substantially the terms set forth in Exhibit A, Employee agrees to the assignment by the Company of the Employment Agreement and all of its rights and obligations thereunder to Newco. In addition, Employee and the Company agree that the Employment Agreement shall be automatically amended on the Amendment Date without any further action by any of the parties as follows:

      1. All references to the "Company" in the Employment Agreement (other than references in the recitals) shall mean Newco. References to the "Company" in the recitals shall mean Valor Telecommunications, LLC.

      2. The last sentence of Section 3.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

            The Employee shall report directly to the Board of Directors and/or the Chairman of the Board of Directors and so long as Employee serves as the Chief Executive Officer of the Company, Employee shall be nominated by the Company for election to its Board of Directors.

      3. Section 9 of the Employment Agreement shall be deleted in its entirety and replaced with the provisions set forth in Exhibit B attached hereto.

      The Employee acknowledges that the restrictions contained in Exhibit B are reasonable and represents that he has consulted with independent legal counsel regarding his rights and duties under the Employment Agreement and this letter agreement. The Employee and the Company agree to take all further action as may be reasonably requested by the other party to implement the revisions set forth in this letter agreement.

      This letter agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this letter agreement and that any party hereto will have the right to injunctive relief or specific performance, in addition to all of its other rights and remedies at law


                                       2
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or in equity, to enforce the provisions of this letter
agreement. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                                    * * * * *


                                       3
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      Kindly sign your name at the end of this letter to signify your acknowledgement and agreement of the above.

                                    Very truly yours,

                                    VALOR TELECOMMUNICATIONS, LLC

                                    By:/s/ Anthony J. deNicola
                                       ----------------------------------
                                    Its: DIRECTOR AND AUTHORIZED SIGNATORY
                                        ----------------------------------

Acknowledged and Agreed
as of the date first written above


/s/ John J. Mueller
------------------------------------
John J. Mueller
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                                                                       EXHIBIT A

                           SUMMARY OF PRINCIPAL TERMS
                          OF THE RESTRICTED IDS PROGRAM

      The following is a summary of the principal terms of the Restricted IDS
Program to be established for the benefit of certain members of management including John J. Mueller ("Executive") immediately upon the consummation of Valor Telecommunications, Inc.'s ("Newco") initial public offering of IDS Units
(the "IPO").

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
ESTABLISHMENT OF                Immediately upon consummation of the IPO,
RESTRICTED IDS ACCOUNT:         Newco, certain existing investors of Valor (the
                                "Existing Investors"), Executive and a mutually
                                acceptable escrow agent shall enter into an
                                escrow agreement (the "IDS Escrow Agreement")
                                which shall provide for the establishment of an
                                escrow account (the "IDS Escrow Account") for
                                the benefit of Executive.

FUNDING OF IDS ESCROW           Immediately upon consummation of the IPO, the
ACCOUNT; INITIAL GRANT:         Existing Investors shall deposit registered IDS
                                Units with a value of $5.5 million in the IDS
                                Escrow Account. In addition, the Existing
                                Investors will transfer to Executive at the time
                                of closing the IPOIDS Units with a value of $1.5
                                million. The IDS Units shall be valued at the
                                IPO price. The IDS Units deposited in the IDS
                                Escrow Account are referred to herein as the
                                "Restricted IDS Units" and the date on which
                                such deposit is made as the "Grant Date").

VESTING OF RESTRICTED IDS       Restricted IDS Units that represent $1.5
UNITS:                          million of the initial deposit into the IDS
                                Escrow Account shall vest on December 31, 2004,
                                $0.5 million on the first anniversary of the
                                Grant Date, $1.5 million on December 31, 2005
                                and $2.0 million on December 31, 2006 (the
                                "Final Vesting Date") so long as the Executive
                                remains continuously employed by Newco from the
                                Grant Date until the applicable vesting date.
                                The vesting dates specified above have been
                                determined assuming a closing date of June 30,
                                2004 for the IPO. In the event the closing date
                                of the IPO is delayed beyond June 30, 2004, such
                                dates will be adjusted to reflect such delay.

                                Upon vesting, the vested portion of the
                                Restricted IDS Units shall be distributed to the Executive.

                                In the event Executive's employment with Newco is terminated prior to the Final Vesting Date, all unvested Restricted IDS Units shall be returned to the Existing Investors in proportion to their original contribution of the

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
                                Restricted IDS Units to the IDS Escrow Account.

OWNERSHIP OF RESTRICTED         Ownership of the Restricted IDS Units shall
IDS UNITS; DISTRIBUTIONS:       remain with the Existing Investors (in
                                proportion to their contribution) until the
                                Restricted IDS Units have vested as specified
                                above. Upon vesting, ownership of the vested
                                portion of the Restricted Units shall be
                                transferred to Executive.

                                All distributions on account of the Restricted
                                IDS Units (in the nature of interest, dividends or otherwise) shall be paid to the Existing
                                Investors (in proportion to their original contribution) until the Restricted IDS Units vest as specified above. Executive (or the subsequent transferee) shall be entitled to distributions on the vested portion of the Restricted IDS Units.

TAX CONSEQUENCES:               The following discussion assumes that Executive
                                will not make a Section 83(b) election under Section
                                83(b) of the Internal Revenue Code with respect
                                to the Restricted IDS Units. Neither the
                                funding of the Restricted IDS Units into the
                                IDS Escrow Account nor the payment of
                                distributions by Newco on unvested Restricted
                                IDS Units is expected to create any federal
                                income tax liability for the Executive.  Upon
                                vesting, the Executive will recognize
                                compensation income equal to the fair market
                                value of the vested Restricted IDS Units at
                                such time (and the vested Restricted IDS Units
                                will be distributed to the Executive).  The
                                Executive's tax basis in the vested Restricted
                                IDS Units will be equal to such fair market
                                value, and will be allocated between the common
                                stock and the subordinated note comprising the
                                Restricted IDS Unit based on their relative
                                fair market values; this may result in original
                                issue discount on the subordinated note.

DEFINITIVE AGREEMENTS:          The terms of Restricted IDS Escrow Agreement
                                and any related documents will be structured to
                                exempt the transactions contemplated herein
                                from Section 16(b) of the Securities Exchange
                                Act of 1934 (including pursuant to Rule 16b-3
                                thereof).


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                                                                       EXHIBIT B

9.    RESTRICTIVE COVENANTS.

      9.1. COMPETITION. During the Employment Term and in the event the Employee's employment is terminated for any reason (whether by the Company, the Employee or by expiration), other than pursuant to Section 7.1(d) following a change of control of the Company or a sale of all or substantially all of the assets of the Company, during the Initial Restriction Period (as defined below) and the Extended Restriction Period (as defined below), if applicable, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, manage, control, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 9.5, provided, however, that the provisions of this Section 9.1 shall not be deemed to prohibit (A) the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings so long as Employee has no active participation in such company or (B) any of the current activities permitted by the second last sentence of Section 3.3. In the event the Employee's employment is terminated by the Company pursuant to Section 7.1(d) following a change of control of the Company or a sale of all or substantially all of the assets of the Company, Sections 9.1 and 9.5 shall be deemed substituted and replaced in their entirety by the provisions set forth in Annex A attached hereto.

      9.2. NON-SOLICITATION. During the Employment Term and in the event the Employee's employment is terminated for any reason (whether by the Company, the Employee or by expiration), during the Initial Restriction Period and the Extended Restriction Period, if applicable, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

      9.3. NON-INTERFERENCE. During the Employment Term and, in the event the Employee's employment is terminated for any reason (whether by the Company, the Employee or by expiration), during the Restriction Period, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies (including, without limitation, make any negative or disparaging statement or communication regarding any of the Companies either publicly or to any such person or entity).

      9.4. RESTRICTION PERIODS; SEVERANCE COMPENSATION DURING EXTENDED RESTRICTION PERIOD. The restrictions set forth in Sections 9.1, 9.2 and 9.3 shall initially apply for a period of twelve (12) months subsequent to the termination of Employee's employment for any reason (the "Initial Restriction Period") and, in the event the Employee's employment is terminated within two years of the Effective Date, then the Company may, at its option, extend the Initial Restriction Period by an additional twelve (12) month period (such additional twelve (12) month period, the

"Extended Restriction Period"). During the Extended Restriction Period, subject to continued compliance by Employee with Section 6 and Section 9 hereof and in consideration of Employee's continuing obligations during the Extended Restriction Period, the Company shall pay Employee the same amounts and provide the same benefits that were provided to Employee during the Initial Restriction Period pursuant to Section 7.2 at such times and subject to such restrictions as provided in Section 7.2.

      9.5. COMPETITIVE ACTIVITIES. For purposes of this Section 9, a person or entity (including, without limitation, the Employee (shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts or plans to conduct (i) any activity with any private equity firm or firms, investment bank or banks or any other similar entity relating to the evaluation, acquisition or operation of any telecommunications business in the United States, or (ii) any activities that compete with or owns or manages any business that competes with the local telecommunications businesses of any of the Companies in any of the markets that are served by any of the Companies at the time of determination.

      9.6. CERTAIN REPRESENTATIONS OF THE EMPLOYEE. In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitation) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

      9.7. INJUNCTIVE RELIEF. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof would be inadequate and, therefore agrees that the Company and any of its subsidiaries or affiliates shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.


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                                                                         ANNEX A

      9.1 COMPETITION In the event the Employee's employment is terminated by the Company pursuant to Section 7.1(d) following a change of control of the Company or a sale of all or substantially all of the assets of the Company, during the Initial Restriction Period (as defined below) and the Extended Restriction Period (as defined below), if applicable, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or other-wise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies in a manner described in Section 9.5 below, provided, however, that the provisions of this Section 9.1 shall not be deemed to prohibit
(A) the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, whether through direct or indirect stock holdings so long as Employee has no active participation in such company or (B) any of the current activities permitted by the second last sentence of Section 3.3.

      9.5 COMPETITIVE ACTIVITIES For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including. without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts, or, to the knowledge of the Employee, plans to conduct, the Specified Business (as hereinafter defined) as a significant portion of its business in any of the local telephone exchange markets served by the Companies. For purposes of this Agreement, "Specified Business" means (A) providing local telephone service or engaging in business conducted by the Company at the time of termination of the Employee's employment with the Company or (B) conducting, operating, carrying out or engaging in the business of managing any entity described in clause (A).